EXHIBIT 4.02(e)


August 18, 2003


Sbarro, Inc.
401 Broadhollow Road
Melville, NY 11747



RE:  Covenant Violation Waiver and Amendment

Gentlemen:

     You have advised us that Sbarro, Inc. (the "Company") has defaulted in the performance of certain of its obligations to Citibank, N.A., as successor to European American Bank (the "Bank") as specified in that certain Credit Agreement dated September 23, 1999, as amended by a Covenant Violation Waiver and Amendment dated as of March 18, 2002 and a Covenant Violation Waiver and Amendment dated as of March 26, 2003 (collectively, the "Agreement") among the Company, Citibank, N.A., as successor to European American Bank and the lenders party thereto by virtue of the Company having violated subparagraphs 7.13 (a) and (b) of the Agreement by which the Company agreed to maintain (i) a Consolidated EBITDA to Consolidated Interest Expense, as such terms are defined in the Agreement, of not less than 1.4 to 1.0 and (ii) a Consolidated Senior Debt to Consolidated EBITDA, as such terms are defined in the Agreement, of not greater than 6.5 to 1.0 at its fiscal quarter ending July 13, 2003.

     Pursuant to your request, the Bank agrees to waive such requirements but limited to and only as particularly set forth herein.

     The waiver set forth above shall be limited precisely as written and shall not be deemed to (i) be a waiver of any other term or condition of the Agreement or any of the instruments or agreements referred to therein, (ii) be a waiver of the required future compliance with such provisions, or (iii) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement.

     The Company represents and warrants to the Bank that (i) the representations and warranties set forth in Article IV of the Agreement are true and correct on the date hereof as if made on the date hereof and (ii) except as otherwise specified above, no Event of Default, as described in the Agreement, has occurred and is continuing.

     Except as waived hereby, all other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.


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
     If the foregoing accurately represents the understanding reached between the Company and the Bank, please execute and return to the undersigned the attached copy of this letter by August 25, 2003.


Very truly yours,


CITIBANK, N.A.


By:
   ---------------------------------
   Stuart N. Berman
   Vice President



SBARRO, INC.


By:
   ---------------------------------
   Mario Sbarro
   President


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